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                       CONSENT OF THE INDEPENDENT AUDITORS



We consent to the inclusion in exhibit (a)(5)(i) to the Rule 13e-3 Transaction Statement on Schedule 13E-3 ("Schedule 13E-3") filed by Hemosol Inc., MDS Inc. and MDS Laboratory Services Inc. with the U.S. Securities and Exchange Commission in connection with the transactions contemplated by Hemosol Inc.'s Notice of Annual and Special Meeting of Securityholders and Management Information Circular dated March 10, 2004 with respect to a Plan of Arrangement involving Hemosol Inc., its securityholders and MDS Inc. of our report dated March 10, 2004 to the shareholders of Hemosol Inc. with respect to the consolidated balance sheets of Hemosol Inc. as at December 31, 2003 and 2002 and the consolidated statements of loss, deficit and cash flows for each of the years in the three-year period ended December 31, 2003. We also consent to the incorporation by reference in exhibit (a)(5)(iii) to Schedule 13E-3 of our report dated March 10, 2004 to the directors of Hemosol Corp. on the balance sheet of Hemosol Corp. as at February 24, 2004.



Toronto, Canada                                  /s/ ERNST & YOUNG LLP
March 19, 2004                                   Chartered Accountants